Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | September 21, 2020 Issuer: Tenor: Reference Asset: Barrier Value: Coupon Barrier Value: Contingent Coupon Amount: Barclays Bank PLC Approximately 1 year The PayPal Holdings Inc (Bloomberg ticker: 'PYPL <UW Equity>') 70.00% of its Initial Value 70.00% of its Initial Value $30.625 per quarter (or 12.25% per annum) The Contingent Coupon will be determined on the Initial Valuation Date and will not be less than 12.25% Hy pothetic al Pay me nt at Maturity Selected Structure Definitions Automatic Call: If, on any Call Valuation Date, the Closing Value is greater than or equal to its Call Value, the notes will be redeemed and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to $1,000 (plus any Contingent Coupon that may otherwise be due on such date). No further amounts will be payable on the notes after the Call Settlement Date. If, on any Observation Date, the Closing Value of each Reference Asset is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Contingent Coupon: Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date. Physical Delivery Amount: The number of shares of the Reference Asset equal to $1,000 divided by the Initial Value Fractional Share Amount: The number of fractional shares resulting from dividing $1,000 by the Initial Value CUSIP / ISIN: 06741WKW9 / US06741WKW90 Payment at Maturity: If you hold the notes to maturity, and if the notes are not redeemed prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to any Contingent Coupon that may otherwise be due on such date) equal to: Initial Value: The Closing Value of the Reference Asset on the Initial Valuation Date Final Value: The Closing Value of the Reference Asset on the Final Valuation Date September 24, 2020 September 29, 2020 September 24, 2021 September 29, 2021 • If the Final Value is greater than or equal to the Barrier Value, $1,000 per $1,000 principal amount note; or • If (a) the Final Value is less than the Barrier Value and (b) we elect not to exercise our physical settlment option , an amount calculated as follows: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: $1,000 + ($1,000 x Reference Asset Return) If (a) the Final Value is less than the Barrier Value and (b) we elect to exercise our physical settlment option, you will receive, per $1,000 principal amount note, (i) an amount of shares of the Referenc Asset equal to the Physical Delivery Amount and (ii) a cash payment equal to the Fractional Share Amount times the Final Value • If the notes are not redeemed prior to scheduled maturity, and if the Final Value is less than the Barrier Value, you will be fully exposed to the decline of the Reference Asset from the Initial Value and may lose up to 100.00% of the principal amount of your notes. In such an event, if we excercise our physical settlemewnt option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not exercised such option All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 18, 2020 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity $1,600 $1,500 $1,400 $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% Reference Asset Return Phoenix AutoCallable Notes

Fact Sheet | September 21, 2020 Summary Characteristics of the Notes Summary Risk Considerations • Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes. • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.25% of the principal amount of the notes, or up to $12.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $96.67 and $98.67 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You will lose some or all of your principal if the notes are not redeemed, and the Final Value is less than the Initial Value. You may lose up to 100.00% of your principal amount. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Potential Return Limited to Contingent Coupons—The potential positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes. • Potential Early Exit—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. • Physical Settlement Option—Under certain circumstances you may receive shares of the Reference Asset at maturity. If we exercise our physical settlment option, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received had we not exercised such option because of fluctuations in the value of the Reference Asset between the Final Valuation Date and the Maturity Date. • Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06741WKW9.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Phoenix AutoCallable Notes